Exhibit 10.19
CHANGE IN CONTROL SEVERANCE AGREEMENT
     CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”), dated as of July 28, 2008 (the “Effective Date”) by and between Ultra Clean Holdings, Inc., a Delaware corporation (the “Company”), and Clarence L. Granger (“Employee”).
     WHEREAS, the Company and the Employee are parties to that certain Employment Agreement, dated as of November 15, 2002, and Amendment No. 1 to Employment Agreement, dated as of March 2, 2004 and Amendment No. 2 to Employment Agreement, dated as of May 9, 2005 (collectively, the “Employment Agreement”) and wish to terminate the Employment Agreement and enter into this Agreement specifying the benefits the Employee will receive in certain circumstances relating to a Change in Control of the Company in order to induce Employee to remain in the employ of the Company in event of the possibility of a Change in Control;
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1
Term And Nature Of Agreement; Termination of Employment Agreement
     Section 1.01. Termination of Employment Agreement. The Employment Agreement is terminated, effective as of the Effective Date; provided, however, that nothing in this section shall affect the survival of Section (a)(iii) of Schedule I of the Employment Agreement in accordance with the terms and conditions specified therein.
     Section 1.02. Term. This Agreement shall be in force until the second anniversary of the Effective Date, and thereafter renew for automatic one year terms, unless the Company shall give the Employee written notice of termination at least 30 days before the expiration of the then current term provided that no Change in Control has occurred prior to such date. Notwithstanding the foregoing, this Agreement shall terminate (i) 12 months after a Change in Control (subject to satisfaction of any obligations hereunder as a result of a termination of employment prior to such expiration) and (ii) upon on any termination of employment prior to a Change in Control.
     Section 1.03. At-Will Employment. Nothing in this Agreement shall change the at-will nature of Employee’s employment with the Company.

ARTICLE 2
Change in Control Termination
     Section 2.01. Severance Benefits.
     (a) If upon, or within 12 months following, a Change in Control, Employee is terminated by the Company without Cause or Employee resigns for Good Reason, Employee shall be entitled to the following (“Change in Control Severance Benefits”), provided that Employee executes and lets become effective a release of claims in the form attached hereto as Exhibit A (the “Release”) within 45 days following the termination of employment:
     (i) a lump sum cash payment equal to 200% of the sum of (x) Employee’s then-existing annual base salary and (y) the average annual cash bonus as determined by the Company over the prior three years, which shall be paid as soon as administratively practicable after the date on which the Release becomes effective, and, in any event, no later than two and one-half (2 1/2) months after the end of the taxable year of the Employee in which the termination of employment occurs;
     (ii) payment or reimbursement of health benefit continuation coverage under COBRA or otherwise from the termination date through the earlier of (A) 24 months following the termination date or (B) the date Employee becomes eligible for health benefits with another employer, which shall be paid no later than the month of such coverage, provided that if Employee is no longer eligible for COBRA continuation coverage, a lump sum payment calculated based on the monthly premiums immediately prior to the expiration of COBRA coverage; and
     (iii) 100% of all of the Employee’s unvested and outstanding Equity Awards shall become vested.
     (b) Definitions. For purposes of this Agreement, the following definitions shall have the following meanings:
     (i) “Cause” shall exist if: (A) Employee is convicted of, or pleads guilty or no contest to, a criminal offense; (B) Employee engages in any act of fraud or dishonesty; (C) Employee breaches any agreement with the Company; (D) Employee commits any material violation of Company policy; or (E) Employee fails, refuses or neglects to perform the services required of Employee in his position at the Company.
     (ii) “Change in Control” means the occurrence of any one or more of the following:
     (A) the consummation of a merger or consolidation of the Company with or into any other entity (other than with any entity or group in which Executive has not less than a 5% beneficial interest) pursuant to which the holders of outstanding equity of the Company immediately prior to such merger or consolidation hold directly or indirectly 50% or less of the voting power of the equity securities of the surviving entity;
     (B) the sale or other disposition of all or substantially all of the Company’s assets (other than to any entity or group in which Executive has not less than a 5% beneficial interest); or
     (C) any acquisition by any person or persons (other than any entity or group in which Executive has not less than a 5% beneficial interest) of the beneficial ownership of more than 50% of the voting power of the Company’s equity securities in a single transaction or series of related transactions; provided, however, that an underwritten public offering of the Company’s securities shall not be considered a Change in Control;
provided, however, that a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who directly or indirectly held the Company’s securities immediately before such transaction.
     (iii) “Good Reason” means:
     (A) a reduction of Employee’s then-existing annual base salary by more than 10% (other than in connection with an action affecting a majority of the executive officers of the Company);
     (B) relocation of the principal place of Employee’s employment to a location that is more than 50 miles from the principal place of Employee’s employment immediately prior to the date of the Change in Control; or
     (C) a material reduction in the Employee’s authority, duties or responsibilities after the Change in Control when compared to Employee’s authority, duties and responsibilities prior to the Change in Control;
provided that notwithstanding the foregoing, an Employee’s termination will not be for Good Reason unless the Employee (x) notifies the Company in writing of the existence of the condition which the Employee believes constitutes Good Reason within 60 days of the initial existence of such condition (which notice specifically identifies such condition), (y) gives the Company at least 10 days following the date on which the Company receives such notice (and prior to termination) in which to remedy the condition, and (z) if the Company does not remedy such condition within such period, actually terminates employment within 15 days after the expiration of such remedy period (and before the Company remedies such condition).

     (iv) “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Employee, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights, except for performance stock awards which remain subject to performance criteria as of the Effective Date.
     Section 2.02. Resignation of Corporate Offices. In connection with any termination of employment following a Change in Control, Employee will resign Employee’s office, if any, as a director, officer or trustee of the Company, its subsidiaries or affiliates and of any other corporation or trust of which Employee serves as such at the request of the Company, effective as of the date of termination of employment.
     Section 2.03. Accrued Compensation and Benefits. In connection with any termination of employment upon or following a Change in Control (whether or not under Section 2.01 above), the Company shall pay Employee’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Employee prior to the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Employee shall be entitled to any other vested benefits earned by Employee for the period through and including the termination date of Employee’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Employee is entitled shall be paid to the Employee in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Employee in which the termination occurs. Any Accrued Benefits to which the Employee is entitled shall be paid to the Employee as provided in the relevant plans and arrangement.
     Section 2.04. Continuing Obligations. Employee acknowledges his or her continuing obligations under the Confidential and Non-Disclosure Agreement with the Company, including but not limited to Employee’s obligations not to use or disclose, at any time, any trade secret, confidential or proprietary information of the Company.
     Section 2.05. Limitation on Payments.
     (a) If the Change in Control Severance Benefits together with any other payment or benefit Employee would receive pursuant to a Change in Control (collectively, “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. lf a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Employee elects in writing a different order: reduction of cash payments; cancellation of acceleration of vesting; reduction of employee benefits. In the event that acceleration of vesting is to be reduced, it shall be cancelled in the reverse order of the date of grant of the Equity Awards unless Employee elects in writing a different order for cancellation.
     (b) The Company may engage the accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control or another firm to perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such firm required to be made hereunder.
     (c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company.
ARTICLE 3
Miscellaneous
     Section 3.01. Assignment; Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Employee should die or become subject to a permanent disability while any amount is owed but unpaid to Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid to Employee’s devisee, legatee, legal guardian or other designee, or if there is no such designee, to Employee’s estate. Employee’s rights hereunder shall not otherwise be assignable. This Agreement shall be binding on the Company’s successors and assigns.
     Section 3.02. Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Employee and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Francisco, California, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.
     Section 3.03. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Employee and/or Employee’s beneficiaries, and shall not entitle Employee or such beneficiaries to a preferential claim to any asset of the Company.
     Section 3.04. Non-Exclusivity of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Employee’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Employee may qualify; provided that the Change in Control Severance Benefits shall not be duplicative of any severance benefits under any such plans, programs, policies or practices. Vested benefits or other amounts which Employee is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under any qualified or nonqualified retirement plan), at or subsequent to the termination date shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.
     Section 3.05. Mitigation. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement nor shall the amount of any payment or benefit hereunder be reduced by any compensation earned by Employee as a result of employment by another employer.
     Section 3.06. Entire Agreement. This Agreement represents the entire agreement between Employee and the Company and its affiliates with respect to Employee’s severance rights in a Change in Control situation, and supersedes all prior and contemporaneous discussions, negotiations, and agreements concerning such rights, provided, however, that any amounts payable to Employee hereunder shall be reduced by any amounts paid to Employee as required by any applicable federal, state or local law (including without limitation the WARN Act) in connection with any termination of Employee’s employment.
     Section 3.07. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.
     Section 3.08. Waiver of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.
     Section 3.09. Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
     Section 3.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.
     Section 3.11. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.
     Section 3.12. Code Section 409A. This Agreement and the payments and benefits hereunder are intended to qualify for the short-term deferral exception to Section 409A of the Code, and all regulations, rulings and other guidance issued thereunder, all as amended and in effect from time to time (“Section 409A”), described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to comply with Section 409A. Without limiting the generality of the foregoing, if on the date of termination of employment Employee is a “specified employee” within the meaning of Section 409A as determined in accordance with the Company’s procedures for making such determination, to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following the termination date shall instead be paid on the first business day after the date that is six months following the termination date. All references herein to “termination date” or “termination of employment” shall mean separation from service as an employee within the meaning of Section 409A.
     IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement, to be effective as of the date and year first written above.

ULTRA CLEAN HOLIDNGS, INC.
By:
Name:
Title:

EMPLOYEE:

Exhibit A — Form of Release
     Reference is made in this Release (the “Release”) to the terms set forth in the Change in Control Severance Agreement dated                           , 2008 (the “Agreement”) between Ultra Clean Holdings, Inc. (together with its successors and assigns, the “Company”) and the undersigned                                          (“Employee”).
     1. Release. In consideration for the benefits outlined in the Agreement (the “Severance Benefits”), to which I am not otherwise entitled, I hereby generally and completely release the Company and its affiliated entities (collectively “Company Entities”) and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to the time I sign this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), or the California Fair Employment and Housing Act (as amended). This Release does not apply to (x) claims which cannot be released as a matter of law, (y) any right I may have to enforce the Agreement or (z) my eligibility for indemnification in accordance with applicable laws, the charter and bylaws of the Company or any indemnification agreement I have with the company.
     2. ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights you have under the ADEA and that the consideration given for the waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that:
     (a) my waiver and release specified in this paragraph do not apply to any rights or claims that arise after the date I sign this Release;
     (b) I have the right to consult with an attorney prior to signing this Release;
     (c) I have 45 days to consider this Release (although I may choose voluntarily to sign this Release earlier);

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     (d) I have seven (7) days after I sign this Release to revoke the Release; and
     (e) this Release will not be effective until the date on which the revocation period has expired, which will be the eighth day after I sign this Release, assuming I have returned it to the Company by such date.
     3. Waiver of Unknown Claims. In granting the general release herein, I acknowledge that I have read and understand California Civil Code section 1542, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
     I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect.
     This Release, together with the Agreement, constitutes the entire understanding of the parties on the subjects covered.

EMPLOYEE:

[NAME]
Dated:

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